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JANUARY 2017

CODE OF ETHICS

TABLE OF CONTENTS

CODE OF ETHICS

CONFIDENTIAL AND PROPRIETARY | CODE OF ETHICS |

I.  ABOUT THIS CODE OF ETHICS

CBRE Clarion Securities (CBRE Clarion) has adopted this Code of Ethics (Code) to clearly state how we prevent personal conflicts of interest and personal conduct from impacting our clients.

This Code applies to you if you are an employee, officer, director, or independent contractor working for CBRE Clarion or any its subsidiaries.  As a representative of CBRE Clarion, it is understood that you will act with integrity and good faith.

Part of fulfilling these duties is ensuring that personal interests and conduct which might conflict — or appear to conflict — with the interests of clients are disclosed and controlled.  The controls we have put in place to address these potential conflicts are summarized in this Code.

Specifically, this Code outlines the:

•                  general principles of how we conduct business,

•                  conditions we apply to your personal trading,

•                  principles of our professional conduct, and

•                  conditions of your activities outside and apart from CBRE Clarion.

Lastly, but no less importantly, our Code satisfies the regulatory requirements of the Investment Advisers Act of 1940 (Rule 204A-1) and the Investment Company Act of 1940 (Rule 17j-1).

You are expected to understand and abide by this Code as a condition of your association with CBRE Clarion.   This Code is being delivered to you for your reference.  Any changes to this Code will also be provided to you.  This Code (and any amendments) will be available in the Compliance Manual and on our internal server.  You will be required to acknowledge receipt and acceptance of this Code upon joining the firm and then on an annual basis.

WE ARE FIDUCIARIES FOR OUR CLIENTS.

WE HAVE A DUTY TO ACT FAIRLY, HONESTLY, AND IN THE BEST INTERESTS OF OUR CLIENTS AND INVESTORS.

If you have any questions about any terms used in the Code, please refer to glossary in the appendix.

II.  OUR BUSINESS PRINCIPLES

A.  CBRE CLARION PRINCIPLES

In recognition of the trust and confidence placed in us by our clients — and because we believe that our operations should benefit our clients — we expect you to conduct yourself in accordance with the following universally applicable principles:

THE INTERESTS OF OUR CLIENTS ARE PARAMOUNT. YOU MUST PLACE CLIENT INTERESTS BEFORE YOUR OWN.

YOU MUST AVOID ACTIONS OR ACTIVITIES THAT BRING INTO QUESTION YOUR INDEPENDENCE OR JUDGMENT.

YOU MUST ACT WITH INTEGRITY, RESPECT, COMPETENCE, LOYALTY, AND PROFESSIONALISM.

The following conditions are extensions of the above principles:

•                  You must comply with the federal securities laws and other applicable regulations, including those related to professional designations or licenses.  You must not knowingly participate, or assist, in any legal or ethical violation of those laws or regulations.

•                  You must not commit any criminal act which could call into question your honesty, trustworthiness, or fitness as a financial professional.

•                  You must not engage in any activity which is manipulative, fraudulent, or deceptive to a client or investor.  This principle applies to prospective clients and investors.

•                  You must not mislead any client or investor by making any untrue statement of material fact or by failing to fully and accurately disclose material information.

Furthermore, as an investment adviser, we will deal fairly with all customers, including when we provide investment recommendations and make investment decisions.

B.  CBRE CORPORATE VALUES AND STANDARDS OF BUSINESS CONDUCT

As part of CBRE Group (CBRE), we share the same corporate values.  The CBRE corporate values are timeless and transcend all markets, services lines, languages, and business cultures.

The CBRE corporate values are RISE:

•                  RESPECT                                        Treat everyone with dignity, value their contributions, and help one another succeed.

•                  INTEGRITY                          Uphold the highest standards of truthfulness and reliability in our business practices.

•                  SERVICE                                         Dedicate ourselves to making a meaningful impact with our clients and in our communities.

•                  EXCELLENCE            Aspire to be the best in everything we do and drive for continuous improvement.

Additionally, you must follow the CBRE Standards of Business Conduct (SOBC), which is available to you through the CBRE corporate intranet.  The CBRE SOBC represents a non-negotiable commitment to “do the right thing” when acting on behalf of CBRE.  The CBRE SOBC embodies the fundamental principles that govern CBRE’s ethical and legal obligations.  They describe, summarize, and implement policies, some of which have been in place at CBRE for many years.  The CBRE SOBC is organized into four general categories:

•                  Conduct Relating to Each Other

•                  Conduct Relating to Our Business Partners, Clients, and Competitors

•                  Conduct Relating to CBRE’s Resources

•                  Conduct Relating to Our Communities

C.  VIOLATIONS OF THE CODE

As stated before, you are expected to understand and abide by this Code as a condition of your association with CBRE Clarion.

IF YOU ARE AWARE OF ANY VIOLATION OF THIS CODE, YOU MUST PROMPTLY REPOORT IT TO THE CCO.

Violations of this Code are taken seriously.  If you become aware of any violation of this Code (including one involving yourself), you are required to promptly report it to the Chief Compliance Officer.

If your job involves supervising other employees, you should exercise reasonable supervision over those subordinate employees to prevent any violation of applicable laws, regulations, our Compliance Manual, or this Code by those employees.

Violations reported or identified will be reviewed by the Compliance department and reported to the appropriate level of management or governance committee (including the CBRE Clarion Management Committee or the CBRE Clarion Risk & Control Committee), either in detail or in summary.  Additionally, a violation may be reported to CBRE global compliance, as well as certain clients (such as registered investment companies).  The Chief Compliance Officer will approve a resolution for the situation and, if necessary, any sanctions.

Sanctions for violations of this Code may vary depending on the facts and circumstances.  In determining the appropriate sanction, the Chief Compliance Officer and management may consider your history of prior violations, if the violation was accidental, or if the violation caused any harm to any clients.

The sanctions for violations may include:

SANCTIONS

MINOR VIOLATIONS	• Written warning • Additional training and renewal of your acceptance of this Code • Notice to your manager
SERIOUS VIOLATIONS	• Un-do the transaction • “Give up” of profits from the violation • Be subject to a financial penalty imposed by the firm
SEVERE OR CHRONIC VIOLATIONS	• Termination of employment

If we require you to “give-up” profits or if we impose a financial penalty on you, the proceeds will be donated to a charity selected by the firm, in the name of the firm.

III. PERSONAL TRADING

As an investment adviser, we impose certain conditions on your personal investing activities.  Specifically, we:

•                  prohibit certain investments,

•                  require pre-clearance on permitted investments,

•                  require minimum holding periods on certain investments, and

•                  require periodic reporting of investments, transactions, and accounts.

If you are associated with a CBRE Clarion subsidiary, you are also required to follow the local personal trading policies in addition to the requirements of this Code.

For U.S. regulatory purposes, each employee, officer, director, or independent contractor working for CBRE Clarion or any of its subsidiaries are designated as an Access Person.

OVERVIEW OF PERSONAL TRADING LIMITS AND REQUIREMENTS

A.  PROHIBITION ON PERSONAL TRADING IN REAL ASSET SECURITIES

You cannot invest in any listed real estate, infrastructure, or MLP security (collectively “real asset securities”) which would be eligible for client accounts.  This means you may not own, buy, sell, short, or otherwise trade in real asset securities (including any derivatives linked to these securities).

We will provide a list of the real asset securities (the “investable universe”) for your reference.  This list will be updated periodically and will be available through the automated code of ethics system.  You should refer to this list before making any personal investment to confirm that the security is not on this list.  Any securities on the published list are prohibited.

Additionally, you cannot directly invest in any public securities issued by CBRE.  However, you are permitted to invest in the CBRE Stock Fund, which invests in Class A common stock of CBRE and is available in the CBRE 401k plan.  Investments in the CBRE Stock Fund are subject to the 30-day minimum holding period described in Section III.F.2. (below).  If you wish to invest in any private investment funds offered or sponsored through CBRE, you must comply with the co-investment guidelines in the CBRE Global Investors Investment Management Policies and Procedures Guide and receive approval from CBRE Clarion Compliance before investing.  Please see the Chief Compliance Officer or General Counsel for more information.

B.  TYPES OF INVESTMENTS COVERED BY THIS CODE

1.  SECURITIES

The trading restrictions and reporting requirement of this Code apply to your investments in securities.  Securities are:

•                  Stocks

•                  Bonds

•                  Exchange Traded Funds

•                  Exchange Traded Notes

•                  Closed-End Funds

•                  Derivatives (such as options, futures, forwards)

•                  Privately Offered Investments (such as hedge funds and private equity funds)

•                  Mutual Funds advised or sub-advised by CBRE Clarion

•                  CBRE Stock Fund

To be clear, “mutual funds advised or sub-advised by CBRE Clarion” is any mutual fund which is a client of CBRE Clarion, either directly or indirectly.  These are funds where you may have access to portfolio or trading information through CBRE Clarion.

Securities are not:

•                 Money market funds

•                 U.S. government securities or agencies

•                 Banker’s acceptances

•                 Bank certificates of deposit

•                 Commercial paper

•                 Mutual funds NOT advised or sub-advised by CBRE Clarion

To clarify, any mutual fund which is not our client (i.e. not advised or sub-advised by CBRE Clarion) is not a security.

2.  INTERESTS IN COMMERCIAL REAL ESTATE

Commercial Real Estate is any land or building suitable for office, commercial, industrial, retail, hotel, and/or multi-family housing (consisting of more than four (4) units).  Personal residences, vacation homes, and multi-family housing (consisting of four (4) units or less) are not considered Commercial Real Estate.

An interest in Commercial Real Estate includes the property itself, as well as any debt or equity securities of an entity engaged in investing, owning, or transacting in Commercial Real Estate.  An interest also includes both direct and indirect interests.

The CBRE policy addressing personal ownership in Commercial Real Estate is detailed in Policy 6.14 of the CBRE Policies and Procedures Manual.

C.  TYPES OF ACCOUNTS COVERED BY THIS CODE

The trading restrictions and reporting requirements of this Code apply to your securities accounts.  Your securities account is any account through which you can buy, sell, or hold securities.  Depending on the investment options for the account, a securities account could include:

•                  Personal brokerage accounts

•                  Trust accounts

•                  Retirement accounts (personal and employer sponsored)

•                  Education savings accounts (such as Section 529 Plan account)

This Code applies to the securities accounts where you have a financial interest or control.  You are considered to have a financial interest or control over accounts where a named account owner is:

•                  YOU

•                  YOUR SPOUSE

•                  YOUR CHILD LIVING AT HOME

•                  A DEPENDENT FAMILY MEMBER SHARING YOUR HOUSEHOLD

•                  ANYONE WHO HAS GIVEN YOU DISCRETION OVER THEIR INVESTMENTS

YOUR DISCRETION OVER SOMEONE ELSE’S ACCOUNT

If someone has authorized you to make investment decisions on her / his behalf, then her / his securities accounts would be considered your securities accounts according to this Code.  For example, if your neighbor has given you the authority to make investments on her behalf in an investment account, then your neighbor’s investment account is considered your securities account.  You are considered a beneficial owner of these accounts for the purpose of this Code.

YOUR ACCOUNT MANAGED BY SOMEONE ELSE ON A DISCRETIONARY BASIS

If you have an account managed on your behalf by someone else (like a financial adviser) on a discretionary basis (without needing your approval for each transaction), then the account is considered your securities account according to this Code.  However, these discretionary securities accounts are subject to certain exemptions in relation to the pre-clearance and transaction limits. You are considered a beneficial owner of these accounts for the purpose of this Code.

1.  DISCLOSING YOUR SECURITIES ACCOUNTS

You must disclose the existence of all of your securities accounts, including those managed by another person, such as a financial adviser (discretionary securities accounts).  You are required to provide a list of all of your securities accounts when you join CBRE Clarion.  Any time you open a new securities account, you are required to report the new account at that time.  Annually, you will be asked to provide an updated list of all of your securities accounts.

2.  ARRANGING FOR DUPLICATE STATEMENTS

The Compliance department will make arrangements to have duplicate account statements for your securities accounts (including discretionary securities accounts) sent directly to us.  These account statements will be delivered either in paper form to a secure post office box, off-site from our office, or in electronic format to our code of ethics system.  Only authorized personnel will have access to your statement information.  The Compliance department may require your consent to arrange for the duplicate statements.

D.  PRE-CLEARANCE REQUIREMENTS

1.  PERSONAL TRANSACTIONS IN PERMITTED SECURITIES

All employees must obtain pre-clearance approval for personal transactions in securities.  Pre-clearance will be administered either through an automated code of ethics system or directly by the Compliance department.  Pre-clearance will be valid for only the requested day; if a transaction is not completed on the day for which it received pre-clearance, a separate pre-clearance request must be made.

There are four exceptions to the pre-clearance requirement.

•                  Transactions in the CBRE Clarion 401k, including in CBRE Stock Fund or CBRE Clarion advised or sub-advised mutual funds,

•                  Transactions pursuant to an automated investment program,

•                  Transactions resulting from dividend reinvestments or corporate actions, and

•                  Transactions executed by a financial adviser or independent money manager on a discretionary basis in a discretionary securities account.

2.  INITIAL PUBLIC OFFERINGS (IPO)

You must get pre-clearance approval from the Compliance department before you invest in any IPO.  Pre-clearance for IPOs are valid until the time of transaction (unless revoked by Compliance).

3.  PRIVATE OFFERINGS

You must get pre-clearance approval from the Compliance department before you invest in any private offering (such as a hedge fund or private equity fund); this applies to any private fund organized or sponsored by CBRE Clarion.  Pre-clearance for private offerings is valid until the time of the transaction (unless revoked by Compliance).

4.  COMMERCIAL REAL ESTATE

You must get pre-clearance approval from the Compliance department before you engage in any transaction involving commercial real estate.  At this time, the Compliance department will review with you the conditions of the CBRE policy on personal ownership of real estate.  Pre-clearance for investments in commercial real estate are valid until the time of the transaction (unless revoked by Compliance).

E.  RESTRICTIONS ON TRANSACTIONS

1.  NO EXCESSIVE TRADING

You are limited to a maximum of 10 total transactions in your securities accounts per calendar month.  The 10 transaction limit is calculated in aggregate across all your securities accounts.  Each transaction is counted separately; round-trip transactions (a buy and a sell in the same security) are counted as separate transactions (counts as 2 transactions).

The Compliance department reserves the right to grant an exemption to this limit in certain situations (such as account funding, transitions, or hardships).

This maximum limit does not apply to transactions executed on a discretionary basis by a financial adviser or independent money manager in a discretionary securities account.

2.  NO SHORT SALES

You cannot engage in short sales in your securities accounts.  This short sale restriction does not apply to transactions executed on a discretionary basis by a financial adviser or independent money manager in a discretionary securities account.

F.  BLACK-OUT AND HOLDING PERIODS

1.  CLOSED-END FUNDS

On occasion, we will notify you that you are prohibited from purchasing or selling any shares in the CBRE Clarion Global Real Estate Income Fund (NYSE ticker: IGR).  This type of prohibition is often related to a pending board meeting or public announcement.  This is considered a black-out period.   A black-out period may be announced without prior warning and may continue for any length of time.  We may also issue black-out period for other funds where we are the adviser or sub-adviser.

When you make a decision to buy or sell shares of IGR, you must maintain that position for a minimum of 30 days.  For example:

•                  If you buy shares today, you cannot sell shares for the next 30 days.

•                  If you sell shares today, you cannot buy shares for the next 30 days.

This minimum time period between buying and selling (or selling and buying) is the holding period.

If you are an officer or director of IGR, your holding period is 180 days.  However, there may be exceptions within the regulations; consult with the Chief Compliance Officer or General Counsel for further information.

2.  CBRE CLARION MANAGED MUTUAL FUNDS AND CBRE STOCK FUND

There is a 30-day minimum holding period for your investments in mutual funds where we are the adviser or sub-adviser.  This holding period applies to the mutual funds which are considered securities; that is, any mutual fund which is our client.  Additionally, this holding period applies to the CBRE Stock Fund within the CBRE Clarion 401k.

•                  If you buy shares today, you cannot sell (redeem) shares for the next 30 days.

•                  If you sell shares today, you cannot buy shares for the next 30 days.

The 30-day minimum holding period applies to your transactions in your CBRE Clarion 401k and any similar securities account.  The Compliance department reserves the right to grant an exemption to the holding period in your CBRE Clarion 401k in certain situations.

G.  REPORTING PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS

You are required to submit reports of your personal securities holdings and transactions to the Compliance department.  Specifically, you are required to disclose your:

•                  securities accounts

•                  securities holdings

•                  securities transactions

Recall that this includes accounts, holdings and transactions that are for your spouse, other family members living in your household, and anyone who has given you discretion over their investments.  These reports will be treated as confidential.

If you are an officer or director of IGR, you must report every personal trade in shares of IGR immediately.  The U.S. Securities and Exchange Commission (SEC) requires prompt notice of any such transactions.  These reports are filed with the SEC and will be publicly available.

1.  DISCLOSING YOUR SECURITIES ACCOUNTS

As discussed in Section III.C. (above), you must disclose the existence of all of your securities accounts.  You are required to list all of your securities accounts when you join CBRE Clarion (including discretionary securities accounts managed by another person, such as a financial adviser).  Any time you open a new securities accounts, you are required to report the new account.  Quarterly, you will be asked if you opened any new securities accounts.  Annually, you will be asked to provide an updated list of all of your securities accounts.

2.  INITIAL AND ANNUAL HOLDINGS REPORTS

When you join the firm, you will have an orientation meeting with a member of the Compliance department.   At that time, you will be provided with access to the Initial Holdings Report.  The report will ask you to disclose all of your securities holdings and securities accounts.  This includes accounts and holdings that are for your spouse, other family members living in your household, and anyone who has given you discretion over their investments.  Within 10 days of this orientation, you must submit the completed report to the Compliance department.

At this time, the Compliance department will work with you to arrange for duplicate account statements (or a data feed) for your securities accounts to be automatically delivered to the Compliance department.

Each year, you will be asked to report all of your personal securities holdings.  This report will require specific information, such number of units, market price, and account information.  You must complete this report even if you do not hold any securities or have any securities accounts.

3.  QUARTERLY TRANSACTION REPORTS

Each quarter, you will be asked to report all of your transactions (such as purchases and sales) in securities.  This report will require specific information, such as number of units, execution price, and broker.  You must complete this report even if you did not have any transactions during the quarter.

H.  REPORTING COMMERCIAL REAL ESTATE TRANSACTIONS

You are required to submit reports of your personal investments in commercial real estate to the Compliance department.  Specifically, you are required to disclose your:

•                  interests in commercial real estate

•                  transactions in commercial real estate

This includes commercial real estate for your spouse, other family members living in your household, and anyone who has given you discretion over their investments.

1.  INTERESTS IN COMMERCIAL REAL ESTATE

If you are a new employee, you will be provided with access to the Commercial Real Estate Report at your orientation.  The report will ask you to disclose all of your interests in commercial real estate.  Within 10 days of this orientation, you must submit the completed report to the Compliance department.

Each year, you will be asked to report all of your interests in commercial real estate.  You must complete this report even if you do not hold any interests in commercial real estate.

2.  PRE-APPROVAL

You must get pre-clearance approval from the Chief Compliance Officer before you engage in any transaction involving an interest in commercial real estate.  At this time, the Chief Compliance Officer will review with you the conditions of the CBRE policy on personal ownership of real estate.

3.  QUARTERLY TRANSACTION REPORTS

Each quarter, you will be asked to report all of your transactions (such as purchases and sales) of interests in commercial real estate.  You must complete this report even if you did not have any transactions during the quarter.

IV. GENERAL STANDARDS OF PROFESSIONAL CONDUCT

In addition to our general principles and the guidelines for your personal investments, you must follow our general standards of professional conduct.  These standards are generally based in regulation and expected best practices within our industry.

Specifically, the general standards of professional conduct relate to your conduct involving:

•                  the use and communication of material non-public information (also referred to as “inside information”),

•                  your receipt or offering of gifts and entertainment,

•                  your political contributions,

•                  preserving the confidential information and the privacy of our clients,

•                  providing investment advice to our clients, and

•                  fairness in your communications with our clients, investors, prospects, and general public.

A.  MATERIAL NON-PUBLIC INFORMATION (INSIDE INFORMATION)

You are subject to the laws and regulations relating to the use and communication of material non-public information.  Some of these laws are criminal and have very severe penalties for violations.

You must follow the Policies and Procedures to Prevent the Misuse of Material Non-Public Information contained in our Compliance Manual.  The summary in this Code is intended for a quick reference.

If you come in contact with material non-public information, you:

Material non-public information relates to public companies, closed-end funds advised by CBRE Clarion, mutual funds advised / sub-advised by CBRE Clarion, and CBRE-related securities to cite a few examples.

The definition of material non-public information is contained in the glossary of this Code.

A more detailed discussion of this topic (including examples) is contained in our Policies and Procedures to Prevent the Misuse of Material Non-Public Information, which is in our Compliance Manual.

B.  GIFTS, ENTERTAINMENT, AND CLIENT CONTRIBUTIONS

Offering or receiving business gifts and entertainment is a customary way to strengthen business relationships.  With certain restrictions, offering and receiving gifts and entertainment can be an acceptable and lawful business practice.

You must follow the Gift, Entertainment, and Client Contribution policy contained in our Compliance Manual.  The summary in this Code is intended for a quick reference.

The overriding principle of our policy is that gifts, entertainment, or client contributions should not be offered, accepted, or solicited if it creates the impression that CBRE Clarion is trying to induce someone or if it appears that CBRE Clarion will be under an obligation.

You cannot offer or accept any gift, entertainment, or client contribution if:

•                 it could be perceived as a bribe.

•                 it is dishonest, illegal, or misleading.

•                 the recipient appears to be under an obligation.

•                 you would violate the Gift, Entertainment, and Client Contribution policy.

Gifts and entertainment should not involve activities, products, or venues which could be considered embarrassing or in “bad taste.”

Any gift or entertainment you accept or offer must be reasonable in cost, quantity, and frequency.  The specific limits on the value, amount, and frequency of gifts and entertainment are detailed in the Gift, Entertainment, and Client Contribution policy in the Compliance Manual.  You must familiarize yourself and comply with these limits.

C.  PERSONAL POLITICAL CONTRIBUTIONS

You cannot use political contributions or other payments to government officials with the intent to influence decisions to select or retain CBRE Clarion as an investment adviser for state or local government entities.  The practice of using political contributions to influence the solicitation of advisory services for government entities is considered “pay-to-play” and is prohibited under the Investment Advisers Act of 1940.  You must follow the Policy on Political Contributions contained in our Compliance Manual.  The summary in this Code is intended for a quick reference.

You must get prior approval from the CBRE Clarion General Counsel or Chief Compliance Officer before making any political contribution.  Even with approval, you will be limited in the amount of your contribution.  You must also report any political contributions, including those made to a political party or a political action committee.

If you wish to become involved with a political party or a political action committee, you must notify the General Counsel and Chief Compliance Officer before engaging in the activity.  However, you cannot coordinate or solicit contributions for a political action committee.

D.  ANTI-BRIBERY AND ANTI-CORRUPTION

Bribery in any form is unacceptable.  Payments, or any promise of a payment, to a government official or entity, a commercial entity, or individual intended to influence any act or decision of such person or organization are illegal and not tolerated.  The Anti-Bribery and Anti-Corruption Policies and Procedures contained in our Compliance Manual prohibit bribes, kickbacks, facilitating or grease payments, cash advances.

The policy also requires pre-approval from the Chief Compliance Officer, the Chief Financial Officer, and the Chief Executive Officer (or the Chief Operating Officer) for any payments (including travel, meals, gifts, and entertainment) to government officials.

It is important for you to realize that the representatives for a client which is a municipal, state, or national government or agency (including the pension plan) could be considered government officials.

E.  CONFIDENTIAL INFORMATION AND PRIVACY

We are professionals and provide investment services to professional clients and investors.

You must preserve the confidentiality of information provided to us by any client concerning matters within the scope of our relationship.  You must only use this information to provide service to the client or investor.  You can only disclose confidential client / investor information in accordance with our privacy policy, as described in our Privacy Notice to clients and investors.

In addition to information related to clients and investors, the information generated and utilized by CBRE Clarion is considered confidential, proprietary information.  You cannot use or communicate this information beyond the activities needed to fulfill your job duties.

You cannot make a transaction — or direct someone else to make a transaction — in an investment based on advanced knowledge of a research report to be published by CBRE Clarion, CBRE, or any CBRE affiliate or based on the advance knowledge of a client transaction.

F.  CFA INSTITUTE CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

We are a firm of diverse professional competencies and backgrounds.  Our management and investment personnel are members of the CFA Institute.  Therefore, we abide by the CFA Institute Code of Ethics and Standards of Professional Conduct (CFA Code and CFA Standards).  Even if you are not a member of the CFA Institute, you are expected to follow the CFA Code and CFA Standards where it applies to your activities.

The full CFA Code and CFA Standards are included as an appendix within our Compliance Manual and they are also available on the CFA Institute’s public website (www.cfainstitute.org).

G.  FAIRNESS IN COMMUNICATIONS

1.  MISREPRESENTING SERVICES OR GUARANTEEING PERFORMANCE

You must not make any statements, orally or in writing, to any clients, investors, prospective clients or investors, or the general public which are false or misleading.  Any marketing materials must be generated and distributed in accordance with our Marketing and Advertising Policies and Procedures, contained in our Compliance Manual.

Further, you must not misrepresent:

•                  The services that you or CBRE Clarion is capable of performing for a client or investor,

•                  Your qualifications or the qualifications of CBRE Clarion, and/or

•                  The expected performance of any investment.

Investment personnel and CBRE Clarion may make reasonable estimations of future earnings, funds from operations, dividends and other items if the statistics are clearly labeled as estimates or projections and are based on reasonable information.

2.  PRESENTING PERFORMANCE RETURNS

You must not make any statements, orally or in writing, which misrepresent the investment performance that you, the firm, or any client has accomplished or can reasonably be expected to achieve.

You must follow our policies and procedures in our Compliance Manual related to generating and disseminating marketing materials, prior to communicating any materials to client or prospective client.

As a firm, we comply with the Global Investment Performance Standards (GIPS®).  If you communicate any performance information to any outside party, you must make every reasonable effort to ensure that the performance information is a fair, accurate, and a complete presentation of such performance.

V. OTHER POTENTIAL CONFLICTS OF INTEREST

It is not possible to provide a precise or comprehensive definition of a conflict of interest.  However, one factor that is common to all conflict of interest situations is the possibility that your actions or decisions will be affected because of actual or potential differences between your own personal interests and the interests of CBRE Clarion, our affiliates, or our clients.

A conflict of interest does not have anything to do with your motivations or integrity.  Rather, an activity is a conflict of interest if it creates the perception of conflicting loyalties or could potentially result in conflicting loyalties.

A particular activity or situation may be considered a conflict of interest even though it does not result in any financial loss to CBRE Clarion, our clients, or our affiliates.  In fact, the activity or situation may not even result in any gain to you or CBRE Clarion.

You must disclose all situations and relationships which could reasonably be perceived to interfere with your duty to CBRE Clarion, or with your ability to provide unbiased service to our clients and investors.  You will be required to identify all relevant relationships and situations initially upon joining the firm and update this list each year.  If necessary, we may restrict some of your activities as result of a conflict of interest, up to and including requiring you to cease the relationship or situation.

You may also be subject to disclosure requirements related to conflicts of interest imposed by laws, regulations, or outside professional organizations governing your activities.

If you are a member of the investment team, you must disclose any material conflict of interest relating to your recommendations or investment actions.  This is particularly important if you have any material personal ownership of the securities or other investments involved in the recommendation or investment action which could reasonably be perceived to impair your ability to render unbiased and objective advice.

A.  OUTSIDE BUSINESS ACTIVITIES

1.  LOYALTY

You cannot engage in other employment or business activities, including personal investments, which interfere with your duties to CBRE Clarion, divide your loyalty to CBRE Clarion, or create the appearance of a conflict of interest.

You and members of your immediate family cannot engage in any transaction which involves CBRE Clarion if you or the member of your family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through your normal compensation).  There may be exceptions specifically permitted by management which would be authorized in writing.

If you receive any business or investment opportunity as a result of your association with CBRE Clarion where CBRE Clarion or our clients might reasonably be expected to participate or have an interest, you must disclose this opportunity and the relevant facts to the Compliance department and receive approval before proceeding.

2.  OUTSIDE ACTIVITIES

If you wish to participate in any outside activity where you are compensated or receive some other benefit, privilege, or subsidy you must notify the Compliance department.   Outside activities include arrangements where you are a / an:

•                  Employee or Contractor,

•                  Officer, Director, or Trustee, or

•                  Partner or Owner.

Outside activities include enterprises and organizations that are not investment related, are charitable, civic, religious, fraternal, tax-exempt, or for-profit.  Management reserves the right to prohibit certain outside activities or require pre-approval (such as outside activities for public companies or companies in the real asset universe).

You should not engage in any outside activity that could cause embarrassment to or jeopardize the interests of CBRE Clarion.  Outside activities should not interfere with CBRE Clarion operations, or adversely affect your productivity or the productivity of other employees.

B.  OUTSIDE AFFILIATIONS

1.  AFFILIATIONS WITH CLIENTS, SERVICE PROVIDERS, OR REAL ASSET COMPANIES

Another outside affiliation which can create the perception of a conflict of interest is if you have a personal relationship with someone associated with a client or investor, service provider or vendor, a consulting firm evaluating our advisory business, or a real asset company in our “investable universe.”  In some circumstances, this could create a divided loyalty or the appearance of one.  To assist CBRE Clarion in monitoring such potential conflicts of interest, you must notify the Compliance department if any family member has a relationship with a client, an investor, service provider or vendor, a consulting firm evaluating our advisory business, or a real asset company which is in our “investable universe” where your family member is:

•                  Employee or Contractor,

•                  Officer, Director, or Trustee, or

•                  Partner or Owner.

VI. RECORDKEEPING

CBRE Clarion will maintain books and records related to this Code as set forth below.  These records will be maintained in accordance with Rule 204-2 and Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940.  The records will be maintained in an accessible location and will be available for examination by representatives of the SEC and other regulatory agencies with appropriate jurisdiction.

•                  A copy of this Code (and any other code adopted by CBRE Clarion), which was in place at any time within the past five years.

•                  A record of any Code violation and any sanctions imposed will be preserved for a period of at least five years following the end of the fiscal year in which the violation occurred.

•                  A copy of each Quarterly Transaction Report, Initial Holdings Report, Annual Holdings Report and account statements and duplicate confirmations submitted under this Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made.  These records will be maintained in a confidential and secure place.

•                  A record of all Access Persons, both current and those within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports.

•                  A record of each Access Person’s written acknowledgement that each had received and understood this Code.  Furthermore, the acknowledgement forms will be kept for five years after the individual ceases to be a supervised person.

•                  A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

•                  A copy of each annual report of issues arising under this Code will be maintained for at least five years from the end of the fiscal year in which it is made.

VII. GLOSSARY

The definitions and terms used in this Code are intended to mean the same as they do under the Investment Advisers Act of 1940 and other federal securities laws.  If a definition in this glossary conflicts with the definition in the Investment Advisers Act or 1940 or other federal securities law, or if a term in this Code is not defined, you should follow the definitions and meanings in the regulations.

TERM	DEFINITION
ACCESS PERSON

Any officer or advisory representative of CBRE Clarion. Any employee of CBRE Clarion who makes, participates in, or obtains information regarding client transactions. Any natural person in a control relationship to the clients.

ANYTHING OF VALUE

Anything that provides a benefit to the recipient, including, but not limited to: cash or cash equivalents; the purchase of property or services at inflated or discounted prices; extravagant entertainment; cars; jewelry; home improvements; intangible benefits; travel; and/or stocks.

BENEFICIAL OWNER	Any person who — directly or indirectly through any contract, arrangement, understanding, relationship or otherwise — has (or shares in) any direct or indirect financial interest in a security. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect ownership interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

BLACK-OUT	A temporary restriction from buying or selling a particular security.

COMMERCIAL REAL ESTATE

Any land or building suitable for office, commercial, industrial, retail, hotel, and/or multi-family housing (consisting of more than four (4) units).  Personal residences, vacation homes, and multi-family housing (consisting of four (4) units or less) are not considered commercial real estate.

DISCRETIONARY SECURITIES ACCOUNT

A securities account managed on your behalf by someone else (like a financial adviser) on a discretionary basis (without needing your approval for each transaction).  You are considered a beneficial owner of a discretionary securities account for the purpose of this Code.  Discretionary securities accounts are exempt from:

•                  pre-clearance approval for transactions in securities,

•                  the maximum limit of transactions executed per calendar month, and

•                  the prohibition on short sales.

ENTERTAINMENT

Any benefit, where the donor is present , provided to  you or your related person by an external (non-CBRE) person or provided by you to an external (non-CBRE) person in the form of:

•                  Meals, drinks, visits to theatres, other venues, etc.;

•                  Tickets to events (e.g., invitations to concerts, exhibitions, sporting events); or

•                  Personal events at discounted rates (e.g., travel or accommodation arrangements, etc.).

Entertainment does not include meals during business hours with external persons at restaurants near a CBRE Clarion office.

Entertainment does not include activities provided or received by you to or from other CBRE entities or their employees.

GIFT

Any benefit (both monetary and non-monetary) other than Entertainment provided to you or your related person by an external (non-CBRE) person or provided by you to an external (non-CBRE) person.  Benefits expressly include all kinds of services and the procurement of goods at a price below market value.  Gifts do not include any item that:

•                  Is one of a number of identical items that are widely distributed (e.g., pens, desk sets, promotional materials, items marked with a corporate logo, etc.) the value of which does not exceed $75; or

•                  Is covered by the definition of “Entertainment.”

Gift does not include items provided by CBRE entities or employees to other CBRE entities or employees.

GOVERNMENT OFFICIAL

Means:

•                  Any officer or employee of a government;

•                  Any officer or employee of any organ or instrumentality of the government;

•                  Any person acting in an official capacity for or on behalf of any government or its instrumentality;

•                  Officers or employees of state-owned companies or controlled commercial enterprises (even if a company is not wholly owned by the state, it may be considered an “instrumentality” of a government if the government exercises substantial control over it or if it performs a government function);

•                  Any officer or employee of a public international organization; and

•                  Political parties, their officials, and candidates for public office.

HOLDING PERIOD

A minimum period of time you must wait between opposite transactions in the same security.  That is, a minimum number of days between the last purchase and first sale of a security or between the last sale and the first purchase of a security.

INTEREST IN COMMERCIAL REAL ESTATE

Includes the property itself, as well as any debt or equity securities of an entity engaged in investing, owning, or transacting in Commercial Real Estate.  An interest also includes direct and indirect interests.

MATERIAL NON-PUBLIC INFORMATION

Any information about a public company, security, or portfolio which has not been generally disclosed to the public or the marketplace, and the dissemination of this information would be considered important by reasonable investors in determining whether to trade the company’s securities.  Material non-public information is often referred to as “inside information.”

Generally, information is “material” if a reasonable investor would consider the information important in making an investment decision.  Information is also “material” if it is reasonably certain to have a significant effect on the price of the security.

Information is considered “non-public” unless it has been communicated to the general public or the marketplace.  Information is “public” if it appears in a public filing, a press release, or publication.

The specificity of the information, as well as the extent of its difference from public information, its nature, and its reliability, may be important factors in determining if the information is “material” and “non-public.”

SECURITIES

Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any, security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Securities” does not include direct obligations of the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

SECURITIES ACCOUNT	Any account which can buy, sell, or hold securities.

As of:  January 2017

END OF CODE